UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) April 17, 2006

FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

Bonus Targets

On April 17, 2006, the Compensation Committee of the Board of Directors of Flextronics International Ltd. approved bonus targets for fiscal year 2007 for Michael McNamara, Chief Executive Officer of the company, and Thomas J. Smach, Chief Financial Officer of the company.

The Committee approved a bonus for Mr. McNamara of up to a maximum of 300% of base salary. The maximum cash payout to Mr. McNamara will be limited to 200% of base salary; any additional payments will be contributed on a fully-vested basis to his deferral account under the terms of the Flextronics International USA, Inc. Amended and Restated 2005 Senior Executive Deferred Compensation Plan, a copy of which was filed as Exhibit10.01 to our December 23, 2005 Report on Form 8-K.

The Committee approved a bonus for Mr. Smach of up to a maximum of 200% of base salary.

The actual bonus paid, if any, to Messrs. McNamara and Smach will be based upon achievement of quarterly and annual EPS targets. The Committee considered a report provided by an independent executive compensation and benefits consultant when approving the bonus targets.

This portion of Item 1.01 also amends Item 5.02 of the Report on Form 8-K filed by the company on May 18, 2005, relating to the appointment of Mr. McNamara as Chief Executive Officer.

Named Executive Officer Compensation

On April 17, 2006, the Compensation Committee also approved a base salary of US$400,000 and bonus of up to a maximum of 150% of base salary for Peter Tan, a named executive officer. The actual bonus paid, if any, to Mr. Tan will be based upon achievement of quarterly and annual EPS targets.

Item 9.01.	Financial Statements and Exhibits.

Exhibit
10.01	Compensation Arrangement between Flextronics International Ltd. and Michael McNamara, Thomas J. Smach and Peter Tan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flextronics International Ltd.

Date: April 21, 2006	By:	/s/ Thomas J. Smach
Thomas J. Smach
Chief Financial Officer